UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K/A

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 20, 2016

PERNIX THERAPEUTICS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)

10 North Park Place, Suite 201, Morristown, NJ	07960
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 793-2145
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On July 26, 2016, Pernix Therapeutics Holdings, Inc. (the "Company") filed a Current Report on Form 8-K (the "Original Form 8-K," and, together with this amendment, the "Form 8-K") reporting that, among other things, Barry J. Siegel, the Company's former Senior Vice President and General Counsel, was no longer employed by the Company. This Form 8-K/A amends the Original Form 8-K to include disclosure of the terms of the Company's Resignation and Release Agreement with Mr. Siegel.

5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Executive Departures

On July 26, 2016, the Company and Mr. Siegel entered into a Resignation and Release Agreement (the "Resignation Agreement"), which provides for the payment of certain severance benefits to Mr. Siegel including the following: (a) salary continuation in an amount equal to 6 months' salary at Mr. Siegel's base salary rate immediately prior to July 26, 2016 (the "Separation Date"), less all applicable taxes and withholdings; and (b) the continuation of health and certain other fringe benefits until 6 months following the Separation Date; in each case, provided that Mr. Siegel does not revoke the Resignation Agreement and release of claims. The Resignation Agreement also contains, among other things, a customary release by Mr. Siegel, mutual non-disparagement provisions and a restrictive covenant provision.

The description of the Resignation Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Resignation Agreement. A copy of the Resignation Agreement will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ending September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

Date: July 28, 2016	By:	/s/ John A. Sedor
John A. Sedor
Chief Executive Officer